Exhibit 99.1

News Release

For Immediate Release	Media Contact: Randy Burchfield
May 8, 2012	662-620-4920

Gary Bonds Retires as BancorpSouth, Inc. Senior Vice President and Principal Accounting

Officer; Completes 31-Year Career with BancorpSouth

TUPELO, Miss., May 8, 2012 — BancorpSouth, Inc. (NYSE: BXS) announced today the retirement of Gary C. Bonds from his positions as Senior Vice President and Principal Accounting Officer of BancorpSouth, Inc., and Executive Vice President and Controller of BancorpSouth Bank, effective June 29, 2012.

Bonds joined BancorpSouth in 1981 following a career in public accounting and service in the U.S. Army. Prior to joining BancorpSouth, he was a certified public accountant with the Clarksdale, Mississippi, accounting firm of Ellis and Hirsberg. Bonds received a bachelor’s degree in accounting from Mississippi State University, and subsequently earned the CPA designation. Bonds is a member of the American Institute of Certified Public Accountants.

Aubrey Patterson, BancorpSouth Chairman and CEO, said, “Gary Bonds has provided dedicated and highly valued service to BancorpSouth for over 30 years. Through a time of rapid Company growth and expansion, and during unprecedented change in accounting and regulatory standards in our industry, Gary served with an exemplary commitment to the principles and high standards required of a BancorpSouth senior financial officer. As a key member of our management team, Gary will be missed. I join with the entire BancorpSouth family in wishing the best for Gary and his wife Martha as they begin a new chapter in their lives.”

Bill Prater, BancorpSouth’s Chief Financial Officer added, “It has been my pleasure to have been associated with Gary Bonds since joining the BancorpSouth team. As a friend and confidant to me, as well as to many other officers and staff members of the finance division, it is with deep appreciation that we recognize the tremendous contributions Gary has provided to our team.”

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.3 billion in assets. BancorpSouth Bank, a wholly owned subsidiary of BancorpSouth, Inc., operates approximately 290 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.

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Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000

is a bank holding company.